EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of September 1, 2012 (the “Effective Date”) is made by and between LivingVentures, LLC (the “Employer”) and David B. Edwards (the “Employee”). The Employer and the Employee may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Employer is engaged in the business of  acquiring, developing, managing and consulting with respect to Assisted Living Facilities (which include Independent Living with light services, Assisted Living and Memory Care) providing research, investor relations services, conferences, and other investor awareness services to public and private companies; and

WHEREAS, the Employer desires to employ the Employee, and the Employee wishes to enter into such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, each Party is duly authorized and capable of entering into this Agreement;

 NOW, THEREFORE, in consideration of the mutual acts and promises, covenants, agreements, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

EMPLOYMENT.  The Employer hereby employs, engages, and hires the Employee on a full-time basis, and the Employee hereby accepts this employment subject to the terms and conditions of this Agreement.

2.

TERM. The term of this Agreement shall begin on the effective date hereof and continue until August 31, 2015, unless extended as provided below or terminated by either Party in accordance with the provisions of Section 10 of this Agreement or by law. The period during which the Employee is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

3.

COMPENSATION.  Subject to the terms and conditions of this Agreement, the Employee shall be compensated for his services as follows:

(a)

Base Salary. The Employer shall pay the Employee a base salary at an annual rate of $270,000 (the “Salary”), payable in equal bi-monthly installments at the end of each bimonthly period, determined in accordance with the Employer's payroll practices, during the Employment Period. The Employee will be provided with annual performance reviews and the Salary may be subject to such increases as may from time to time be determined by the Board of Directors of the parent company of the Employer, Green Global Investments, Inc. (GGI). An allocation of Salary and benefits may be fairly made among the Employer, its subsidiary International Care Management Services and LivingVentures Development, LLC.

(b)

Non-Salary Benefits.  The Employee shall be entitled to an annual performance bonus equal to 1/3 of his base salary. The bonus will be based upon achieving agreed annual budgeted goals. The bonus will be reviewed quarterly and a proportionate part paid if goals are being met and cash flow permits. Bonuses may be paid partly in cash and partly in stock of GGI, which stock shall be subject to Employee executing a stock restriction or shareholder agreement in a form acceptable to the Employer. Performance bonus payments, if any, shall be made no later than following the end of the fiscal year for which the bonus payment was granted.

(c)

Term Extensions.

Upon the first anniversary of the effective date of this Employment Agreement the term will be automatically extended for 1 year past its natural expiration, upon the same terms and conditions, unless either party notifies the other that they do not wish to extend, in which event the Employment Agreement shall terminate upon the natural expiration date set forth in Section 2 above.  Similarly, upon the second anniversary, (unless, upon the first anniversary, no extension occurred), the same automatic extension shall apply. If both extensions occur, the term of the Employment Agreement will extend 5 years from the effective date.

(d)

Vacation, Sick Days.  During the Employment Period, the Employee shall be entitled to 6 weeks of paid vacation each year. An additional eight (8) days are permitted for illness/sick days.  In the event of termination of employment, the Employer shall have no duty or liability for payment for any unused vacation days or any unused sick days.

(e)

Other Benefits. Employee shall be entitled to participate in all benefit plans that the Employer may have in effect from time to time and generally applicable to similarly situated Employee management of the Employer offered through its group insurance program, subject to the qualification periods and meeting the insurability requirements applicable to these programs, and as further described in the Group Benefits booklets, including health and dental benefits, life insurance and disability plans, together with such enhancements or additional benefits as may be available and as Employee may elect. The Employer reserves the right to modify, amend or discontinue its benefit plans on reasonable notice to the Employee. The Employee shall be entitled to such other benefits as may be customarily granted by the Employer to employees of similar rank and position.

(f)

Withholding. All sums payable to the Employee under this Agreement are stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

(g)

Stock Plan for Employees Employer’s parent company, Green Global Investments, Inc., will allocate up to 300,000 shares of its common stock for distribution by Employee to employees of Employer and its subsidiary pursuant to a stock bonus plan for employees to be set up by the Board of Managers of Employer. Such shares may be contributed as needed from year to year, at the request of Employee.

4.

RESPONSIBILITIES AND DUTIES.

The Employer, LivingVentures, LLC and its subsidiary, International Care Management Services, Ltd., a Canadian corporation, will be primarily engaged in offering operational services to the Assisted Living community across North America. Its sister company, LivingVentures Development, LLC will be primarily engaged in acquisition and development of Assisted Living facilities across North America.

The Employee shall be President and Chief Executive Officer of LivingVentures, LLC  and  its subsidiary, International Care Management Services, which will operate and consult on Assisted Living Facilities in the US and Canada. He will also be a member of the Board of Directors of International Care Management Services and a member of the Board of Managers of LV to which Board he will be entitled to appoint one additional member to a Board of 5 managers. He will also be President and Chief Executive Officer of LivingVentures Development, LLC, which will be managed by CommerCenters, LLC.

(a)

 The Employee’s responsibilities shall include (but shall not be limited to) direction, management and oversight of all aspects of LivingVentures’ (and it’s subsidiary) and Living Ventures Development, LLC’s Assisted Living businesses. LivingVentures will be managed by a Board of Managers to whom Employee will report. LivingVentures Development will be managed by CommerCenters, LLC to whose management Employee will report. The term “Board” used below will either be the Board of Managers or CommerCenters where appropriate. The Employee’s responsibilities below include:

(i)

Oversight of the strategic planning process for development of Assisted Living facilities and the design, marketing, promotion, delivery and quality of programs, products and services;

(ii)

Supporting operations and administration of Board and Manager by advising and informing members, interfacing between Board, Manager and staff, and supporting Board and Manager’s evaluation of chief executive;

(iii)

Overall business development activities with a focus on development opportunities, capital sources and new product offerings;

(iv)

Assuring the organization and its mission, programs  products and services are consistently presented in strong, positive images to relevant stakeholders

(v)

Sourcing acquisitions and management opportunities;

(vi)

Recommending yearly budgets for Board or Manager approval and prudently managing the organization’s resources within those budget guidelines according to current laws and regulations;

(vii)

Such other duties and responsibilities as shall be assigned by the Board or Manager to the Employee from time to time.

All such duties and assignments referred to above are collectively referred to herein as the "Services".

(b)

The Employer may not revise or modify the nature of the Employee’s Services, his title, responsibilities or authority without the Employee’s consent. The Employee will promptly and faithfully comply with all reasonable instructions, directions, requests, rules, and regulations made or issued by the Employer, and the Employee will perform the Services conscientiously and in a timely manner in and to the best of the Employee’s abilities at all times, when and wherever required or desired by the Employer and pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Employer. Such duties shall be rendered primarily from Employer’s offices at Ft. Myers, Florida, Orlando, Florida and Burlington, Canada and at such other place or places as the Employer and Employee may agree upon.

5.

OTHER EMPLOYMENT.  The Employee shall devote all of his time and attention solely to the Employer’s business and interest. During the Employment Period the Employee shall not engage, directly or indirectly, in any other business activity, regardless of whether it is pursued for gain or profit; provided, however, nothing contained in this Section 5 shall be deemed to prevent or to limit the right of the Employee to passively invest in real estate or in other companies if such investment does not oblige the Employee to assist in the operation of the affairs of such companies, or create an actual or potential conflict of interest with the Employer.

6.

WORKING AMENITIES.  The Employee shall have reasonable access to all facilities and services of the Employer suitable to his position and appropriate for the performance of his duties.

7.

EXPENSES.  The Employer shall reimburse the Employee for all reasonable business expenses actually and properly incurred by the Employee in connection with his duties under this Agreement in accordance with the Employer’s normal policies. The reimbursement of such expenses shall be subject to the Employee’s provision to the Employer of receipts, statements, and vouchers to the Employer’s satisfaction and may require prior approval.

8.

CONFIDENTIALITY, NONDISCLOSURE AGREEMENT.

(a)

Subject to section 8(a.1) hereof, the Employee agrees that during the period his employment and after the date of termination of this employment, whether or not during the term of this Agreement, he shall not in any fashion, form or manner, directly or indirectly, divulge, disclose, or communicate to any other individual or entity (other than for the sole benefit of the Employer) or utilize for his own benefit or the benefit of any individual or entity in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of the Employer including, but not limited to, the names of any of the Employer's customers or prospective customers; the names and information pertaining to brokers, bankers, institutional information, investor information; any of the Employer’s fee schedules; customer lists; prospective customer lists; his log of professional contacts relative to the Employer’s business; the Employer’s manner of operation; research and development efforts of the Employer; processes, sales data, operating profit, marketing or research plans, formulas, costs, training materials, manuals, techniques, designs or computer software, including information or programs developed for personal computers or stored on transportable media; proposals, customer and competitive information, financial and other projections relating to any business or field of endeavor of or by the Employer the terms of any of the Employer’s contracts; or any other information concerning the business of the Employer of any kind, nature or description, regardless of whether the same has been marked Confidential, except with the express written consent of the Employer or as may be required by law or court ordered subpoena.  The information described in the preceding sentence shall be hereinafter collectively referred to as "Confidential Information".

(a.1)

The provisions of Section 8(a) hereof shall be subject to the following exceptions:  (i) disclosure of such Confidential Information as may be necessary to perform Employee's duties hereunder, (ii) any of the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee's acts or omissions or was known to the Employee prior to the commencement date of this Agreement; or (iii) disclosure of such Confidential Information is required by applicable law (provided that the Employee shall give prompt advance written notice of such requirement to the Employer to enable the Employer to seek an appropriate protective order or confidential treatment).

(b)

The Employee acknowledges that the Confidential Information described above is proprietary to the Employer and constitutes trade secrets of the Employer within the meaning of Section 688.002(4) of the Florida Statutes and constitutes valuable confidential business or professional information within the meaning of Section 542.335 of the Florida Statutes.

(c)

The Employee agrees and acknowledges that all confidential information is the property of the Employer.  The Employee agrees that he shall not copy or cause to be made any copies, duplicates, facsimiles, recordings, reproductions, samples, abstracts or summaries of any Confidential Information or remove the same from the Employer’s premises.  All tangible Confidential Information and other documentation or items, either directly or indirectly, coming into the possession of the Employee in the course of his employment with the Employer or otherwise including, but not limited to, any manuals, equipment, furniture,  computers, computer software, cellular phones, pagers, any and all records, forms, contracts, memoranda, work papers, log of all of the Employee’s professional contacts relative to the Employer’s business, lists of names, data, and any other articles or papers in his possession that are related to the Employer, shall remain the property of the Employer and shall be returned immediately upon the termination of the Employee’s employment with the Employer without further request.  Thereafter, the Employee shall not reduce to writing or otherwise record or copy any of the Confidential Information that has been disclosed to (or learned by) the Employee.

(d)

The Employer and the Employee hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Employer and its goodwill, and that any breach of any of the terms of this Section 8 shall constitute a material breach of this Agreement.

(e)

The Employee acknowledges and agrees that the provisions set forth above constitute consideration for potential damages to the Employer and not as a form of penalty or restraint on trade of the Employee, and that such restrictions result from a mutual determination by the parties based upon relevant factors including, but not limited to, the Salary the Employer pays the Employee, the Employee’s relationship with the Employer, the Employee’s access to Confidential Information, and the Employee’s representations to the Employer.

(f)

The Employee recognizes that the damages at law to the Employer will be an insufficient remedy to the Employer in the event that the Employee violates the terms of this Section 8, and in the event the Employee breaches or threatens to breach this Section 8, the Employer shall be entitled, upon application to a court of competent jurisdiction, to a preliminary restraining order and/or permanent or temporary injunctions or such other injunctive relief to enforce the provisions of this Section 8.

(g)

The Employee shall not assert as a defense that the Employer has no or insufficient legitimate business interests to support the covenants and agreements contained in this Section 8; and the Employee shall not assert as a defense that the Employer has an adequate remedy at law or that the harm to the Employer is not irreparable.  Nothing contained herein shall be construed as prohibiting the Employer from pursuing such other remedies available to it for breach or threatened breach hereunder.  In the event the Employee shall breach this Section 8, the running of the period of the restrictions set forth in this Section 8 shall be tolled during the continuation of any such breach or breaches and the running of the period of such restrictions shall continue or commence again only upon compliance by the Employee with the terms of this Section 8.

(h)

It is understood and intended by and between the parties hereto that the provisions of this Section 8 shall be construed as an agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action that the Employee might have against the Employer predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this Section 8.

(i)

Employee agrees that the covenants and agreements contained herein are reasonable and necessary to protect and preserve the Employer’s legitimate business interests in its Confidential Information, goodwill and substantial relationships with their clients.  The Employee further agrees that the covenants and agreements contained herein shall be fully enforceable irrespective of how long the Employee has been providing services to the Employer and irrespective of the reason for the termination of the Employee’s relationship with the Employer.

(j)

The Employee further acknowledges and agrees that irreparable harm and injury will be suffered by the Employer should the Employee breach any of the covenants or agreements contained in this Section 8 for reasons including, but not limited to, the fact the Employer have spent substantial time, effort and sums of money developing their Confidential Information, which is critical to the success of the Employer and are essential to the Employer’s sources of substantial revenue.

(k)

The Employee understands and agrees:

(i)

That the damages at law to the Employer are not readily ascertainable as of the date of execution of this Agreement.

(ii)

That the damages at law to the Employer will not be readily ascertainable at the time of breach of this Section 8.

(iii)

That damages at law to the Employer will be an insufficient remedy to the Employer in the event the Employee violates the terms of this Section 8.

(l)

In the event the services of legal counsel are required to enforce the covenants contained in Section 8 against the Employee (regardless of whether such action results in litigation), the prevailing party shall be entitled to reasonable attorneys' and paraprofessionals' fees and costs from the non-prevailing party, which in the event of litigation shall also include those attorneys' and paraprofessionals' fees and costs incurred at trial and on appeal and through all stages of settlement and collection proceedings.

(m)

Notwithstanding the foregoing, if any of the provisions of this Section 8 shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.  In the event that any provision of this Section 8 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the definitions, time period restriction, and/or related aspects thereto deemed reasonable and enforceable by such court, shall become and thereafter be the maximum restrictions in such regard, and such restrictions shall remain enforceable to the fullest extent deemed reasonable by such court.

(n)

The provisions of this Section 8 shall survive the termination of this Agreement or the termination of the Employee’s relationship with the Employer for any reason whatsoever.

9.

NON-COMPETE.  Subject to Section 9(a) hereof, the Employee agrees that during the term of the employment of Employee (whether under this Agreement or otherwise), as extended, if extended, and for a period of twelve (12) months from and after the date of termination of this Agreement (other than by Employee for cause or by Employer without cause, as defined in 9 (a) below), Employee will not, directly or indirectly, own, manage, operate, join, control, be employed by, be engaged on an independent contractor basis, or participate in the ownership, management, operation, or control of, or be connected or affiliated in any manner with, any individual, corporation, partnership, or other entity, that is engaged in business directly or indirectly competitive to the then existing or contemplated business of the Employer within Canada or the United States of America, ("the Restricted Area").  The Employee further agrees he shall not in any fashion, form or manner, either directly or indirectly, solicit the Employer's customers or prospective customers for the Employee’s own account or on behalf of any individual or entity during the restricted period.

(a)

Employer will not terminate this Agreement without “Cause” as defined in Section10, below. Employee will not terminate this Agreement without “Good Reason” as defined in Section 10, below.   For purposes of clarification, the Employee shall not be bound by the provisions of this Section 9 if his employment is terminated by the Employer without “Cause” or if terminated by the Employee for “Good Reason” (as those terms are defined in section 10 hereof.

(b)

The Employee acknowledges that the provisions set forth above constitute consideration for potential damages to the Employer and not as a form of penalty or restraint on trade of the Employee, and that such restrictions result from a mutual determination by the parties based upon relevant factors including, but not limited to, the Employee’s compensation and other monetary commitments of the Employer, the Employee’s employment relationship with the Employer and the Employer’s substantial legitimate business interest in the investment it has made in the Employee.

(c)

The Employee recognizes that the damages at law to the Employer will be an insufficient remedy to the Employer in the event that the Employee violates the terms of this Section 9, and in the event the Employee breaches or threatens to breach this Section 9, the Employer shall be entitled, upon application to a court of competent jurisdiction, to a preliminary restraining order and/or permanent or temporary injunctions restraining the Employee from breaching this Section 9.

(d)

The Employee shall not assert as a defense that the Employer has no (or insufficient) legitimate business interests to support the covenants and agreements contained in this Section 9, and the Employee shall not assert as a defense that the Employer has an adequate remedy at law or that the harm to the Employer is not irreparable; provided, further, that nothing contained herein shall be construed as prohibiting the Employer from pursuing such other remedies available to it for breach or threatened breach hereunder.  In the event the Employee shall breach this Section 9, the running of the period of the restrictions set forth in this Section 9 shall be tolled during the continuation of any such breach or breaches and the running of the period of such restrictions shall continue or commence again only upon compliance by the Employee with the terms of this Section 9.

(e)

It is understood and intended by and between the parties hereto that this Section 9 shall be construed as an agreement independent of any other provision of this Agreement save and except Section 10 hereof.  The existence of any claim or cause of action that the Employee might have against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this Section 9.

(f)

The Employee agrees that:

(i)

The covenants and agreements contained herein are reasonable and necessary to protect and preserve the interests of the Employer;

(ii)

The covenants and agreements contained herein shall be fully enforceable irrespective of how long the Employee has been providing services to the Employer and irrespective of the reason for the termination of the Employee’s employment with the Employer;

(iii)

The covenants and agreements contained herein are necessary to protect the Employer’s legitimate business interests which include, but are not limited to, valuable confidential business and professional information and/or trade secrets as well as the Employer’s goodwill and substantial relationships within the Restricted Area; all of which are associated with the Employer’s ongoing reputation, practice, trade name, geographic service area and business; and

(iv)

Irreparable harm and injury will be suffered by the Employer should the Employee breach any of such covenants or agreements for reasons including, but not limited to, the following:

(A)

The Employer has spent substantial time, effort and sums of money developing its reputation, goodwill, ongoing practice, trade name and business;

(B)

The Employer has spent substantial time, effort and sums of money developing the Employer’s substantial business and professional relationships within the Restricted Area; and

(C)

The Employer has spent substantial time, effort and sums of money developing its marketing strategies and business and administrative practices which are confidential and proprietary to the Employer and which constitute trade secrets and/or valuable confidential business and professional information, the use of which by the Employee will adversely affect the Employer’s revenues.

(g)

The Employee understands and agrees:

(i)

That the damages at law to the Employer are not readily ascertainable as of the date of execution of this Agreement.

(ii)

That the damages at law to the Employer will not be readily ascertainable at the time of breach of this Section 9.

(iii)

That damages at law will be an insufficient remedy to the Employer in the event that the Employee violates the terms of this Section 9.

(iv)

That such restrictions will not preclude or impair the Employee from continuing the Employee’s livelihood, without significant financial detriment, outside of the area restricted by the terms of this Section 9 during the restricted period of time set forth in this Section 9.

(h)

Notwithstanding the foregoing, if any of the provisions of this Section 9 shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.  In the event that any provision of this Section 9 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the definitions, time period restriction, and/or related aspects thereto deemed reasonable and enforceable by such court, shall become and thereafter be the maximum restrictions in such regard, and such restrictions shall remain enforceable to the fullest extent deemed reasonable by such court.

(i)

In the event the services of legal counsel are required to enforce any covenants contained in this Section 9 against the Employee (regardless of whether such action results in litigation), then the prevailing party in such action shall be entitled to reasonable attorneys’ and paraprofessionals’ fees and costs from the non-prevailing party, which in the event of litigation shall also include those attorneys’ and paraprofessionals’ fees and costs incurred at trial and on appeal and through all stages of settlement and collection proceedings.

(j)

This Section 9 shall survive termination of this Agreement and the parties expressly authorize the assignment and enforcement of this Section 9 by the Employer’s successors or assigns.

10.

TERMINATION.

Events of Termination.  Employee's employment with the Employer shall cease upon:

(a)

Employee's death.

(b)

Employee's "Disability", which means his incapacity due to physical or mental illness such that he is unable to perform his duties (x) based on the determination of an insurance carrier, or (y) medical advice from two competent physicians, or (z) where the Employer has determined, acting reasonably, that such incapacity will continue during any period of 90 consecutive days (or such longer period as determined by the Board) or for a period aggregating 120 days (or such longer period as determined by the Board) in any twelve-month period, and that Employee will not be able to resume functions on a full-time basis at the expiration of such period, even with reasonable accommodations of such incapacity provided by the Employer, or if providing such accommodations would amount to undue hardship for the Employer.  Employee shall cooperate in all respects with the Employer if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Employer and authorizing such medical doctor or such other health care specialist to discuss Employee's prognosis with the Employer).

(c)

Termination by the Employer by the delivery to Employee of a written notice from Employer effective immediately (the “Termination Date”) that Employee has been terminated with or without Cause.  For purposes hereof "Cause" shall mean with respect to the Employee,

(i) Employee's (A) conviction of (or pleading of guilty or nolo contendere) a felony or a crime involving moral turpitude, (B) commission of any other act or omission involving dishonesty, disloyalty or fraud (x) with respect to the Employer, or any of their employees, customers or suppliers or (y) adversely affecting the reputation or standing of the Employer, (C) misappropriation of any funds or assets of the Employer for personal use, or (D) engaging in any willful conduct that brings the Employer into public disgrace or disrepute which in the Employer’s good faith determination could reasonably be expected to cause economic harm to the Employer; or

(ii) Employee's repeated failure to perform his legal duties hereunder or otherwise assigned by the Employer, after written notice from the Employer, and such failure has not been cured within 20 days after Employee receives notice thereof as determined by the Board acting reasonably (other than as a result of total or partial incapacity due to physical or mental illness); or

(iii) Employee's gross negligence or willful misconduct in the performance of his duties hereunder, which may injure the business or operation of any of the Employer; or

(iv) Employee's material breach of this Agreement or any material policy established by the Employer, and such breach, if curable, has not been cured within 20 days after Employee receives written notice thereof as determined by the Board acting reasonably.

(d)

Employee's voluntary resignation whether with or without Good Reason, by the delivery to  Employer of a written notice from Employee at least 30 days in advance of his termination date.  For purposes hereof, "Good Reason" shall mean the occurrence of any one of the following events without Employee's prior written consent (provided that written notice of Employee's resignation for Good Reason must be delivered to Employer within 60 days after the occurrence of any such event in order for Employee's resignation with Good Reason to be effective hereunder, otherwise, such resignation shall be without Good Reason):

(i)  a material reduction in Employee's title or duties, if inconsistent with Employee's title, from those set forth in this Agreement, and such reduction has not been corrected by Employer within 30 days after receipt of notice from Employee; or

(ii) a reduction in the Base Salary or reduction in benefits taken as a whole that is materially and adversely disproportionate to the Employer’s other senior management, and such reduction has not been corrected by Employer within 30 days after receipt of notice from Employee.

Rights on Termination.

In the event (x) the Employer terminates Employee's employment without Cause or (y) Employee resigns with Good Reason, then the Employer will pay to Employee (1) an amount equal to the Monthly Severance Payment for a period of twelve (12) months commencing on the Termination Date (the "Severance Period") on regular salary payment dates, and (2) if (and only if) the Termination Date is after 270 days have elapsed in the applicable fiscal year in which the Termination occurs, the Employee’s bonus compensation determined pursuant to Section 3(b) for the fiscal year in which the Termination occurs, pro-rated for the number of days that have elapsed from the first day of such fiscal year through the date of the Termination, but only to the extent such bonus is actually earned as determined by the Employer based on the criteria established by the Employer, on such dates as bonuses are regularly paid pursuant to the bonus plan established by the Employer, in each case, subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.  In the event (x) the Employer terminates Employee's employment without Cause or (y) Employee resigns with Good Reason, then, during the Severance Period, to the extent permitted under the Employer's employee medical and dental benefit plans and for so long as such plans remain in effect, Employee shall be entitled to the continuation of medical and dental benefits generally applicable to similarly situated senior management employees of the Employer pursuant to such employee medical and dental benefit plans; provided that if Employee is not so entitled to continued participation or any particular plan or it no longer remains in effect in a circumstance where Employee is otherwise entitled to continued medical and dental benefits under this subsection (A), during the Severance Period, the Employer shall pay to Employee an amount equal to what it contributed on behalf of Employee for participation in such medical and dental plans in the immediately prior fiscal year.

In the event Employee’s employment is terminated by Employer without Cause or by Employee with Good Reason, then the Non-Compete Provisions of Section 9 shall be void and Employee shall be released from their performance.

In the event Employee's employment is terminated as a result of Employee's death or Disability, then the Employer will pay to Employee (or Employee's estate or representative) his salary and other statutory entitlements earned to the Termination Date subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

In the event, (x) the Employer terminates Employee's employment for Cause, or (y) Employee resigns without Good Reason, the Employer's obligations to pay any salary, bonus, compensation or benefits under this Agreement, or under any other plan, program or coverage of the Employer, will cease to be effective on the Termination Date, except as otherwise required by applicable law and the Non-Compete provisions of Section 9 and Confidentiality provisions of Section 8 above shall be fully effective with respect to Employee throughout the remaining term of this Agreement computed as if such termination not occurred.

If Employee's employment is terminated by the Employer with Cause or by Employee with Good Reason, and it is thereafter judicially determined that Cause or Good Reason for such termination does not exist, then Employee's employment shall be deemed to have been terminated without Cause or Good Reason, as applicable, as of the Termination Date. If matters constituting Cause or Good Reason, as applicable, become known to the Employer or to Employee within 60 days after the time that Employee's employment is terminated, then either party may, by delivery of written notice to the other party, treat such termination as being with Cause or Good Reason, as applicable.

Notwithstanding the foregoing, the Employer's obligation to Employee for any payments or other rights under subsections(A), (B), or (E) above shall be subject to the Employee (or his estate or representative, in the case of subsection (B) foregoing) having executed and delivered to the Employer and Employer a release containing such provisions reasonably satisfactory to the Employer and Employee, and such release not having been revoked by the Employee (or his estate or representative).  Except as otherwise required by applicable law or as provided by subsection (A), (B), or (E) above, the Employer and Employer shall not have any further obligation to Employee with respect to any other salary, bonus, compensation, severance, payments or benefits after the Termination Date, and Employee shall not be entitled to any other salary, bonus, compensation, severance, payments or benefits from any of the Employer or Employer after the Termination Date.

11.

RETURN OF PROPERTY.  At the end of the Employment Period or at any time on the Employer’s request, the Employee will return to the Employer, retaining no copies or notes, all documents relating to the Employer’s business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, Confidential Information (as defined in Section 8), and all other materials and all copies of such material, obtained by the Employee during his employment with the Employer.

12.

DISABILITY.  If the Employee is unable to perform his duties under this Agreement for a period of more than six (6) consecutive months by reason of his illness or incapacity, the Salary thereafter payable to him during the continued period of such illness or incapacity shall be reduced by 70 percent (70%). The Employee shall be entitled to his full Salary only when he returns to full employment. Notwithstanding the foregoing, the Employer may terminate this Agreement if the Employee has been absent from his employment for a continuous period of more than nine months, and all obligations of the Employer under this Agreement shall end on that date. Notwithstanding the provisions of this paragraph, it is the intention of the Employer to offer a full employee benefit package to executives, to include an option to acquire long-term disability insurance, subject to Employer’s normal budgetary considerations

13.

DEATH DURING EMPLOYMENT.  If the Employee dies while in the Employer’s employ, the Employer shall pay to the Employee’s estate any Salary and bonus that would otherwise be payable to the Employee up to the end of the month in which his death occurs.

14.

FURTHER ASSURANCES.  Each Party hereto shall cooperate and take such further action as may be reasonably requested by the other Party in order to carry out the terms and purposes of this Agreement and any other transactions contemplated herein.

15.

NOTICE.  Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing and shall be given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective Party at the following address:

If to the Employer:

Richard A. Asta, President

Green Global Investments, Inc.

2200 Lucien Way, Ste 350

Maitland, FL 32751

With a copy to:

G. Richard Hostetter, General Counsel

Green Global Investments, Inc.

2200 Lucien Way, Ste 350

Maitland, FL 32751

If to the Employee:

David B. Edwards

4020 West Gulf Drive

Sanibel, FL 33957

16.

SUCCESSORS AND ASSIGNS.  This Agreement shall apply to all work performed by the Employee for the Employer, including any of its past, present, or future affiliates or subsidiaries, and shall be binding on the Employer’s assigns, executors, administrators, and other legal representatives. The This Agreement shall inure to the benefit of the Employer’s successors and assigns. The Employee acknowledges that his services are distinctive and personal and that he therefore may not assign his rights or delegate his duties or obligations under this Agreement.

17.

NO IMPLIED WAIVER.  The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

18.

GOVERNING LAW.  This Agreement shall be governed by the laws of the state of Florida. If litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing Party’s reasonable attorneys’ fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing Party may be entitled.

19.

 COUNTERPARTS/ELECTRONIC SIGNATURES.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

20.

SEVERABILITY.

(a)

Whenever possible, each provision of this Agreement, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

(b)

 If the restrictions against solicitation in Section 9 of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because they extend for too long a period of time or over too great a geographical area, or because they are too expansive in any other respect, Sections 9 shall be interpreted to extend only over the maximum period of time for which they may be enforceable and over the maximum geographical areas as to which they may be enforceable, and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

21.

ENTIRE AGREEMENT.  This Agreement constitutes the final, complete, and exclusive statement of the understanding of the Parties with respect to the subject matter hereof, and supersedes any and all other prior understandings, both written and oral, between the Parties. It may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

22.

HEADINGS.  Headings in this Agreement are for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

LIVINGVENTURES, LLC

BY:	/s/ Richard Asta
Richard Asta
Chief Executive Officer

/s/ David B. Edwards
DAVID B. EDWARDS

GREEN GLOBAL INVESTMENTS, INC. joins in this Employment Agreement solely for the purpose of agreeing to the provisions of Section 3 (g).

GREEN GLOBAL INVESTMENTS, INC.

By:	/s/ Richard Asta
Richard Asta
Title	Chief Executive Officer